Exhibit 99.1

Xeno Transplants Corporation Announces Acquisition

VANCOUVER, British Columbia, September 26, 2007 - (BUSINESS WIRE) – Xeno Transplants Corporation, a Nevada corporation (“Xeno”) (OTCBB - XENO.OB) is very pleased to announce that it has entered into a Letter of Intent (the “LOI”) to acquire CrossCart, Inc. (“CrossCart”), a privately held California corporation.

CrossCart has developed and patented a technology intended to make animal tissues usable for human applications. The process has been tested in primate models and human studies and clinical trial of an anterior cruciate ligament (“ACL”) replacement device has received FDA approval.

CrossCart is expecting to roll out the ACL device in Europe over the next one to two years, and subsequently intends to complete the U.S. pivotal trial and develop further applications such as soft tissue patches and bone dowels and screws.

Xeno’s technology potentially provides the opportunity for xenotransplantation of multiple types of organs and cells, including whole organ liver and kidney transplants, and islet cell transplants, from the same proprietary genetically modified donor animal, GalT-KO miniature pigs. CrossCart's technology is potentially applicable to a variety of medical devices including orthopedics, ligaments, cartilage and bone; cardiovascular materials, including heart valves and vascular grafts; and cosmetics, including soft tissue patches and injectable collagen.

Management of Xeno believes that that the acquisition of CrossCart has the potential to significantly improve the business opportunities of both companies through the following key factors:

–	the potential to significantly accelerate the product commercialization timetable;
–	the possibility of expanding potential markets and diversifying revenue streams; and
–	it could create strong synergies in both the research and development programs and administrative cost savings.

The terms of the LOI are summarized as follows:

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the terms of the LOI are subject to negotiation and execution of a definitive acquisition agreement which shall be approved by the respective board of directors of each corporation and by the stockholders of CrossCart;

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all of the stock of CrossCart, including common stock, preferred stock, and stock issuable on conversion of debt, shall be exchanged for 22 million shares of common stock of Xeno. CrossCart will become a wholly- owned subsidiary of Xeno;

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certain current stockholders of Xeno and CrossCart will negotiate the terms of a voting trust whereby all their combined stock will be voted together for any transaction or event involving a material acquisition or disposal of assets, a change in control, a change in the majority of directors, or a change in senior management;

–	the CrossCart stockholders will have the right to nominate two directors to the board of Xeno;
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Xeno shall advance $250,000 to CrossCart for operating capital, on or before October 30, 2007, in the form of a non-refundable deposit. In the event that the acquisition does not close, the $250,000 will be converted to an investment in CrossCart by Xeno on the same terms as the next financing obtained by CrossCart;

–	a further contribution of $2.25 million in operating capital will be provided by Xeno to CrossCart on or before the closing date of the acquisition; and
–	closing is set to occur on or before November 30, 2007.

In conjunction with and as a condition to the acquisition, Xeno intends to complete a private placement of units (“Units”) to sell a minimum of 2.5 million Units and up to a maximum of 15 million Units at a price of $1.00 per Unit to certain eligible investors. Each Unit will consist of one share of common stock and one common stock purchase warrant. Each whole purchase warrant will entitle the holder for 2 years from the date of issuance of the Units to acquire one additional share of common stock at an exercise price of $1.00.

As a result of the proposed acquisition of CrossCart, Xeno has also amended the terms of the private placement of units included in the terms of the Agreement and Plan of Merger dated as of April 24, 2007, as amended, by and among Xeno, Icon Acquisition Corporation, American Xeno Inc (“AXI”), and the stockholders of AXI, to be under the same terms as the private placement described above. The parties have extended the date for closing of the private placement to December 31, 2007.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States absent registration under the U.S. Securities Act or unless pursuant to an exemption from such registration requirements.

This news release shall not constitute an offer to sell or an offer to buy such securities in any jurisdiction.

About Xeno

Xeno seeks to develop therapeutic applications of organs and cells derived from genetically engineered pigs as a transplant alternative to human donor sources. Xeno believes that this corporate goal is made possible through the company's position as an exclusive licensee of what Xeno considers to be some of the medical industry's most advanced research, intellectual property and associated technologies, derived from over 15 years of development in the field of xenotransplantation by a major pharmaceutical company and its associated research entities. Xenotransplantation is defined as the transplantation of organs, cells and tissues from one species to another. For information about Xeno or its products and services, please visit http://www.xeno-transplants.com/.

ON BEHALF OF THE BOARD OF DIRECTORS

Elliot Lebowitz
President and CEO, Xeno Transplants Corporation

Investor and Media Inquiries:

Wayne Smith
CFO, Xeno Transplants Corporation
E-mail: wsmith@xeno-transplants.com
Suite 2610-1066 West Hastings Street
Vancouver, B.C. V6E 3X2
Tel: 604 684-4691
Fax: 604 684-4601

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by the use of words such as “seek,” “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Forward-looking statements in this press release include, but are not limited to, the anticipated terms of the acquisition of CrossCart, the business opportunities that are anticipated to arise from the acquisition, and the private placement of Units. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Xeno to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the ability of Xeno and CrossCart to agree to a definitive acquisition agreement, the need to satisfy the conditions to closing of such definitive acquisition agreement and the private placements of Units, the integration of the businesses of Xeno and CrossCart, the need to satisfy the regulatory and legal requirements with respect to the acquisition of CrossCart and private placement of Units, the need to obtain sufficient capital or a strategic business arrangement to fund Xeno’s business goals and objectives, the need to build the infrastructure necessary to support the research of Xeno’s xenotransplantation technology, competition, compliance with applicable regulatory requirements and ability to obtain necessary regulatory approvals related to xenotransplantation, the ability to take Xeno’s xenotransplantation technology into the clinical trial stage, the likelihood that Xeno’s xenotransplantation technology will prove to be successful, and other risk factors discussed in Xeno’s periodic filings with the Securities and Exchange Commission.